RICHARDSON & PATEL  LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

November 4, 2008

INFOSMART GROUP, INC.
5th Floor, QPL Industrial Building
126-140 Texaco Road
Tsuen Wan, Hong Kong
(852) 2944-9905

Re:	INFOSMART GROUP, INC.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Infosmart Group, Inc., a California corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 29,083,969 shares of the Company’s common stock, no par value (“Shares”). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Articles of Incorporation and all amendments thereto of the Company, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares that may be issued upon conversion of the Secured Convertible Debentures, and any interest thereon, in accordance with its terms, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the registration statement.

Very truly yours,

RICHARDSON & PATEL  LLP

/s/ Richardson & Patel LLP